Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-269091

Supplement No. 1 to

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 6, 2023)

This supplement no. 1 to the prospectus supplement (“Supplement No. 1”) amends and supplements the information in (i) the base prospectus, dated January 6, 2023 (the “Base Prospectus”), filed with the U.S. Securities and Exchange Commission pursuant to our registration statement on Form F-3 (File No. 333-269091), relating to the offer and sale of up to $100,000,000 of securities and (ii) the prospectus supplement to the Base Prospectus, dated November 26, 2025 (together with the Base Prospectus, the “Prior Prospectus”), relating to an offering of our ordinary shares having an aggregate offering price of up to $2,600,000 from time to time pursuant to an Equity Distribution Agreement, or the Sales Agreement, with Maxim Group LLC, referred to herein as the Sales Agent. This Supplement No. 1 should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Supplement No. 1 is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

By this Supplement No. 1 we are notifying that we have terminated the use of the Prior Prospectus for the offer and sale of ordinary shares under the Sales Agreement. We are not terminating the Sales Agreement with Maxim Group LLC. In the aggregate, we sold 90,203 ordinary shares under the Prior Prospectus through the Sales Agent for net proceeds of approximately $110,170 pursuant to the Sales Agreement, all of which sales occurred in the twelve months prior to the date of this prospectus supplement.

We are an “emerging growth company” and “foreign private issuer” as defined under U.S. federal securities laws and are consequently subject to reduced public company reporting requirements. Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MYNZ.” The last sale price of our ordinary shares, as reported on Nasdaq on December 22, 2025, was $1.12 per share.

The purpose of this Prospectus Supplement is to terminate our continuous offering under the Prior Prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is December 29, 2025.